Exhibit 99.2

Universal Biosensors, Inc.

ASX Preliminary final report – December 31, 2015

Lodged with the ASX under Listing Rule 4.3A

This report is to be read in conjunction with any public announcements made during the reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001 (Cth) and the Listing Rules of the Australian Securities Exchange.

Contents

Results for announcement to the market (Appendix 4E item 2)	F-1
Other Appendix 4E information (Appendix 4E item 9)	F-2
Commentary on results for the period (Appendix 4E item 14)	F-2
Status of audit (Appendix 4E item 15)	F-2
Financial report (Appendix 4E items 3 to 5, 8)	Schedule 1

Universal Biosensors, Inc.

(“Company”)

1.	Reporting period: Year ended December 31, 2015

(Previous corresponding period: Year ended December 31, 2014)

2.	Results for announcement to the market

			31 December 2015 A$	31 December 2014 A$
Revenue from ordinary activities	Up	76% to $16,774,978	16,774,978	9,529,684
Loss from ordinary activities after tax	Down	29% to $6,576,416	6,576,416	9,316,127
Loss for the year attributable to members	Down	29% to $6,576,416	6,576,416	9,316,127

Other key results

	12 Months Ended 31 Dec
	2015 (A$’M)	2014 (A$’M)	Change	Comments
Quarterly Service Fees	12.8	6.4	Up 99%	OneTouch Verio sales doubled
Total Revenue	16.8	9.5	Up 76%	Includes QSF, strip sales to Siemens and milestone payment
Contribution from Products and Services	15.4	9.0	Up 72%	QSF and milestones drop through to bottom line plus profitable strip manufacturing
R&D Expenses	19.8	17.1	Up 15%	Development of further coagulation products
G&A Expenses	6.0	5.6	Up 7%	Stabilisation of operating costs
Loss from Operations	(10.4)	(13.8)	Improved $3.4M	Revenue growth driving improved result
Other Income/(Expense)	3.8	4.5	Down $0.7M	R&D tax rebate offset by financing costs
Net Loss	(6.6)	(9.3)	Improved $2.7M	Trending towards breakeven
Operating Cash Flow	1.8	(5.4)	Improved $7.2M	Revenue growth driving improved cash
Period End Cash Balance	14.3	16.3	Down $2.0M	Note: US$15M in long term debt

A brief explanation of the above figures is set out in Schedule 1.

3.	Statement of comprehensive income

Refer to Schedule 1.

4.	Statement of financial position

Refer to Schedule 1.

5.	Statement of cash flows

Refer to Schedule 1.

6.	Dividends

There were no dividends declared during the year ended December 31, 2015 and the directors do not propose to pay a dividend in the foreseeable future.

7.	Dividend reinvestment plans

Not applicable.

8.	Statement of accumulated losses

Refer to Schedule 1.

9.	Net tangible asset backing

	December 31, 2015		December 31, 2014
Net tangible asset per share	A$	0.08	A$	0.11

10.	Entities over which control has been gained or lost

Not applicable.

11.	Associates and joint ventures

Not applicable.

12.	Other significant information

Nil other than that already disclosed.

13.	Foreign entities

The financial statements are presented in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

14.	Commentary on results to December 31, 2015

Refer Schedule 1

15.	Compliance Statement

This report is based on accounts which are in the process of being audited.

Salesh Balak
Chief Financial Officer
February 17, 2016

SCHEDULE 1

Universal Biosensors, Inc.

2015 Annual Report

Unless otherwise noted, references on this Annual Report to “Universal Biosensors”, the “Company,” “Group,” “we,” “our” or “us” means Universal Biosensors, Inc. (“UBI”) a Delaware corporation and, when applicable, its wholly owned Australian operating subsidiary, Universal Biosensors Pty Ltd (“UBS”).

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes that appear elsewhere in this Annual Report. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and other forward-looking information, including the types of forward looking statements described in our Form 10-K. Our (and our customer’s, partners’ and industry’s) actual results, levels of activity, performance or achievements may differ materially from those discussed in the forward-looking statements below and elsewhere in our Form 10-K. Factors that could cause or contribute to these differences include those discussed below and elsewhere in our Form 10-K, particularly in “Risk Factors.”

Our Business

We are a specialist medical diagnostics company focused on the research, development and manufacture of in vitro diagnostic test devices for consumer and professional point-of-care use. Key aspects of our strategy include:

•	manufacturing products (test strips and analyzers) for our customers and partners as required;

•	extending our electrochemical cell technology and demonstrating the broader application of our technology platform for markets with significant commercial potential. In particular, at the current time we are focusing on our own PT-INR test for use in decentralized settings including the patient self-test market;

•	seeking to enter into collaborative, strategic or distribution arrangements with other life sciences companies or other industry participants with respect to the development and commercialization of specific tests or specific fields. We are currently negotiating distribution arrangements with respect to our initial target market for own PT-INR test;

•	undertaking research and development work for our customers and partners;

•	providing post market support services to our customers and partners.

Our plan of operations over the remainder of the fiscal year ending December 2016 is to:

•	manufacture products to satisfy our customers and partners requirements;

•	continue to undertake research and development work for our customers and partners;

•	provide the necessary post-market support for our customers and partners;

•	demonstrate the broader application of our technology platform for markets with significant commercial potential, focusing initially on enzymatic, immunoassay and molecular diagnostic point-of-care tests;

•	seek to enter into collaborative, strategic or distribution arrangements with other life sciences companies or other industry participants with respect to the development and commercialization of specific tests or specific fields.

We were incorporated in the State of Delaware on September 14, 2001 and our shares of common stock in the form of CHESS Depositary Interests (“CDIs”) have been quoted on the Australian Securities Exchange (“ASX”) since December 13, 2006. Our securities are not currently traded on any other public market. Our wholly owned subsidiary and primary operating vehicle, UBS was incorporated as a proprietary limited company in Australia on September 21, 2001. UBS conducts our research, development and manufacturing activities in Melbourne, Australia.

We have rights to an extensive patent portfolio, with certain patents owned by UBS and a number licensed to UBS by LifeScan and other third party licensors. Unless otherwise noted, references to “LifeScan” in this document are references collectively or individually to LifeScan, Inc., and/or LifeScan Europe, a division of Cilag GmbH International, both affiliates of Johnson and Johnson.

We are using our electrochemical cell technology platform to develop point-of-care testing systems for a number of different markets. Our current focus is as set out below:

•

Coagulation testing market – we are working with Siemens Healthcare Diagnostics, Inc. (“Siemens”) in relation to a range of products for the point-of-care coagulation testing market, pursuant to a Collaboration Agreement with Siemens (“Collaboration Agreement”). The first such product developed with Siemens, the Xprecia Stride™ Coagulation Analyzer, received CE mark approval on December 9, 2014 and is now being released by Siemens in Europe. In July 2015, Siemens made a premarket 510(k) submission to the US Food and Drug Administration (“FDA”) for regulatory clearance to sell the

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Xprecia Stride™ Coagulation Analyzer in the US. Under the terms of a supply agreement with Siemens (“Supply Agreement”), UBS is the manufacturer of test strips for this product and two further tests still in development for Siemens. We are also developing our own Prothrombin Time International Normalized Ratio (“PT-INR”) test for use in decentralized settings including the patient self-test market and are currently negotiating arrangements with distributors in initial markets with respect to that test.

•	Blood glucose – we provide services to LifeScan as required from time to time, pursuant to a Master Services and Supply Agreement (“Master Services and Supply Agreement”) and a development and research agreement (“Development and Research Agreement”) with LifeScan.

•	Other electrochemical-cell based tests – we are working on demonstrating the broader application of our technology platform, including its application to diagnostic tests based on enzymatic, immunoassay and molecular diagnostic methods. We may seek to enter into collaborative arrangements, strategic alliances or distribution agreements with respect to any products or technologies arising from this work.

Results of Operations

Analysis of Consolidated Revenue

Our total revenue during the 2015 financial year increased by 76% to A$16,774,978 compared to 2014.Our 2014 total revenues were 37% below 2013 levels.

The major driver of the decline in revenues from 2013 to 2014 was due to the decline and eventual exit from low margin blood glucose strip manufacturing at our Rowville facility. However, underlying these major factors has been a significant increase of quarterly service fees revenues over this three year period resulting from the increased sales of the OneTouch® Verio® blood glucose test strips by LifeScan.

Revenue from Products

Between 2009 and 2013, we acted as a non-exclusive manufacturer of blood glucose test strips for LifeScan’s OneTouch® Verio® blood glucose testing product. With effect from December 31, 2013, we ceased the manufacture of the OneTouch® Verio® blood glucose test strips for LifeScan. Manufacture of the OneTouch® Verio® strips has been transitioned to LifeScan’s existing facility in Inverness, Scotland. We commenced manufacture of the PT-INR test strips on behalf of Siemens during the third quarter of 2014.

The financial results of the test strips we manufactured during the respective periods are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Revenue from products	1,323,564	215,486	10,170,804
Cost of goods sold	(1,136,143)	(313,374)	(10,455,567)

	187,421	(97,888)	(284,763)

Gross margin	14%	-45%	-3%

(i)	PT-INR test strips (2015 and 2014)

The revenues from the manufacture and sale of PT-INR strips to Siemens were initially low as Siemens were undertaking a limited marketing release of the product in Europe. The revenues have increased since the second quarter of 2015 following the full commercial launch by Siemens of the Xprecia StrideTM Coagulation Analyzer after successful completion of its limited European release. The production margin from the sale of our PT-INR strips is low, reflecting early stage production. At substantial volumes, we expect the margin to substantially increase.

Revenue from Services

We provide various services to our customers and partners. The revenue is grouped into the following categories:

•	Product enhancement – a quarterly service fee based on the number of strips sold by LifeScan is payable to us as an ongoing reward for our services and efforts to enhance the product;

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

•	Contract research and development – we undertake contract research and development on behalf of our customers and partners;

•	Other services – ad-hoc services provided on an agreed basis according to our customers and partners requirements.

There are different arrangements for each service being provided. The net margin during the respective periods in relation to the provision of services is as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Revenue from services:

Quarterly service fee	12,828,861	6,448,033	3,405,881
Contract research and development	1,955,340	1,750,486	479,893
Other services	667,213	1,115,679	1,033,094

	15,451,414	9,314,198	4,918,868
Cost of services	(244,073)	(242,453)	(1,187,244)

Net margin	15,207,341	9,071,745	3,731,624

Quarterly service fee - The quarterly service fee paid by LifeScan increased by 99% during the 2015 financial year compared to the 2014 financial year and by 89% during the 2014 financial year when compared to the 2013 financial year, reflecting ongoing market penetration and growth. In March 2013, LifeScan initiated a voluntary recall and replacement for a majority of its OneTouch® Verio® blood glucose meters worldwide, which impacted sales in 2013. The issue giving rise to the meter recall has been addressed. The recall did not relate to the blood glucose testing strips manufactured by us.

2015 was the first year wherein the volume of OneTouch® Verio® blood glucose test strips sold exceeded 500 million strips. When the cumulative strip sales exceed 500 million in a calendar year, the quarterly service fees per strip falls from US$0.0125 per strip for the first 500 million strips to US$0.0075 per strip for sales in excess of 500 million within that calendar year. The price per strip resets to US$0.0125 at the beginning of every calendar year.

LifeScan has the ability to terminate the obligation to pay quarterly service fees to us in certain situations set out in the Master Services and Supply Agreement or with the agreement of Universal Biosensors. LifeScan has the option to give notice to convert the quarterly service fees, which it may only do so once it has paid cumulative quarterly service fees of US$45 million. As of December 31, 2015, LifeScan had paid cumulative quarterly service fees of US$21.3 million. Where it gives such notice, LifeScan is required to continue to pay the quarterly service fees for the remainder of the year in which notice is given and at the end of that year, LifeScan must pay a one-time lump sum fee. This fee is calculated by multiplying the sum of all quarterly service fees for the relevant year in which notice is given by a multiplier (on a sliding scale from 2.4x if notice is given in 2016 to 2x if notice is given in 2018 and beyond). Following the payment of this one-time fee, LifeScan would have no further obligation to pay quarterly service fees to Universal Biosensors.

By way of illustration only, if the growth trend in quarterly service fees continues, there is a scenario in which cumulative quarterly service fees reach US$45 million at September 30, 2017. Assume under this scenario, LifeScan gives notice to Universal Biosensors on October 1, 2017 that it is exercising its option to convert the quarterly service fees. If quarterly service fees for the financial year 2017 total US$16 million, (with US$4 million from October 1 to December 31, 2017) and LifeScan elects to pay the one-time lump sum fee at the earliest possible date being January 1, 2018, the Company would receive US$63.2 million (equivalent to A$86.5 million) in payments under the Master Services and Supply Agreement from January 1, 2016. These payments would be calculated as follows:

•	US$24.0 million (equivalent to A$32.8 million) quarterly service fees from January, 2016 to September 30, 2017, (being quarterly service fees remaining which would paid by LifeScan from January 1, 2016 until cumulative quarterly service fees reaches US$45 million); plus

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

•	US$4.0 million (equivalent to A$5.5 million) in quarterly service fees from October 1, 2017 to December 31, 2017, (being the remainder of the year in which notice is given); plus

•	US$35.2 million (equivalent to A$48.2 million) in one-time lump sum fee, equal to 2.2 multiplier (which is the applicable multiplier for 2017) by 2017 total quarterly service fees of US$16 million.

The above scenario and calculation is an illustration only and there can be no assurance that sales of OneTouch® Verio® strips by LifeScan will be achieved (in the manner described in the illustration above or otherwise) or such quarterly service fees will be paid to Universal Biosensors or that LifeScan will exercise its option to make the one-time lump sum fee when it is entitled to do so.

LifeScan may also terminate the obligation to pay quarterly service fees if certain other factors detailed in the Master Services and Supply Agreement arise, including LifeScan ceasing to sell the product, termination for breach, insolvency and bankruptcy, change of control and regulatory termination.

Contract research and development - The nature and scope of contract research and development is determined by our customers and partners based upon their requirements and therefore our revenues and margins tend to fluctuate. Revenue from contract research and development related to services provided to Siemens as follows:

•	We generated revenues of A$479,893 during 2013 as reimbursement of costs for additional meter development work we undertook on behalf of Siemens.

•	In December 2014, the Company delivered on its third milestone under the Collaboration Agreement with Siemens when it completed the development work of the Xprecia Stride™ Coagulation Analyzer and the same was launched by Siemens in Europe. Of the total amount of A$1,750,486 (equivalent to US$1,428,571) recognized as revenue from services in 2014 for this milestone, A$1,225,340 (equivalent to US$1.0 million) relates to the achievement of the milestone whilst the balance relates to a portion of the deferred US$3 million up-front payment allocated to these milestones.

•	In July 2015, the Company delivered on its fourth milestone when Siemens made a premarket 510(k) submission to the FDA for regulatory clearance to sell the Xprecia Stride™ Coagulation System in the US. Of the total amount of A$1,955,340 (equivalent to US$1,428,571) recognized as revenue from services in 2015 for this milestone, A$1,368,738 (equivalent to US$1,000,000) relates to the achievement of the milestone whilst the balance relates to a portion of the deferred US$3 million up-front payment allocated to these milestones.

Other services - We generated revenues principally from Siemens based on work undertaken for them.

Contribution from Products & Services

The net contribution from our products and services is as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Quarterly service fees	12,828,861	6,448,033	3,405,881
Manufacturing contribution	187,421	(97,888)	(284,763)
Milestone payments	1,955,340	1,750,486	0
Other services	423,140	873,226	325,743

Contribution from products & services	15,394,762	8,973,857	3,446,861

The increase in period-to-period total contributions from products and services reflected in the table above is primarily represented by the growth in the quarterly service fee which has a 100% margin and the receipt of the third and fourth milestone payments pursuant to the Collaboration Agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

The manufacturing contribution for financial years 2015 and 2014 represents sale of our PT-INR strips which is low, reflecting early stage production. Contribution from other services fluctuated over the period due to our partners R&D services requirements.

Research and Development Expenses

Research and development expenses are related to the development of new technologies and products based on the electrochemical cell platform.

The Company conducts research and development activities to build an expanding portfolio of product-based revenues and cash flows and increase the value of UBI’s core technology assets. Research is focused on demonstrating technical feasibility of new technology applications. Development activity is focused on turning these technology platforms into commercial-ready product and represents the majority of the Company’s research and development expenses.

Research and development expenses consist of costs associated with research activities, as well as costs associated with our product development efforts, including pilot manufacturing costs. Research and development expenses include:

•	consultant and employee related expenses, which include consulting fees, salary and benefits;

•	materials and consumables acquired for the research and development activities;

•	external research and development expenses incurred under agreements with third party organizations and universities; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment and laboratory and other supplies.

Our principal research and development activities can be described as follows:

(a) Blood coagulation testing

In September 2011 we entered into a Collaboration Agreement with Siemens which was amended in September 2012, pursuant to which we will develop a range of test strips and reader products for the hospital point-of-care and alternative site coagulation testing markets. The first such product developed with Siemens, the Xprecia Stride™ Coagulation Analyzer, received CE mark approval on December 9, 2014 and was released by Siemens in Europe. In July 2015, Siemens made a premarket 510(k) submission to the FDA for regulatory clearance to sell the Xprecia Stride™ Coagulation Analyzer in the US. In 2012, we entered into a Supply Agreement with Siemens under which we will manufacture and supply the test strips for this product and two further tests still in development with Siemens. We are also developing our own PT-INR test for use in decentralized settings including the patient self-test market. All the systems we are currently developing in the blood coagulation platform are in the advanced development phase.

(b) Immunoassay

We are continuing to develop our immunoassay platform targeting a broad range of potential assays. Our vision is to target a single analyzer and consumable design that can detect analytes across a wide range of sensitivities creating a broad-based multi-test solution while minimizing the incremental research and development effort required for each new test. As well as a wide range of immunoassay based tests, it is intended that this platform will incorporate the ability to perform D-Dimer and C Reactive Protein tests and leverage past research work on these assays.

This work is currently in the feasibility phase.

(c) DNA/RNA

We have undertaken some early stage feasibility work assessing the possibility of using DNA binding chemistries to build a low-cost test for DNA, RNA and as a possible alternative method for improving the sensitivity of protein assays. This concept work is at an early stage and may not yield any positive results. To enable us to access certain molecular diagnostic technology, we entered into a license with SpeeDx Pty Ltd (“SpeeDx”). SpeeDx is an Australian technology company focused on the development of catalytic nucleic acid enzymes for medical diagnostics and other applications.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Research and development expenses for the respective periods are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Research	1,296,396	1,194,323	1,829,411
Development	18,467,446	15,941,728	13,654,491

Research and development expenses	19,763,842	17,136,051	15,483,902

Depending on the scope of research and development activities we undertake and the stages of development of each of these activities, our research and development expenditure will fluctuate.

In converting an idea or a concept into a commercial product, a number of development stages are required. As an idea or concept is developed into a commercial-ready product, technical risk reduces, but the effort and cost expended increases. In our research and development program, the first phase is conducting exploratory research and feasibility studies. In this phase the idea is investigated by a small focused team to establish the viability of the concept as the base for a product. Once this hurdle has been passed, the project enters the development phases, which include building prototype strips and instruments, finalizing the product design, carrying out extensive testing, creating the required documentation and developing or validating the product manufacturing processes. This requires a larger group of people and a higher use of materials compared to the research phase, so is typically more expensive, but necessary to be able to commercialize a product.

Research and development expenditure increased by 15% during 2015 compared to 2014 and increased by 11% during 2014 compared to 2013. During these three years, our research and development activities were primarily focused around the blood coagulation platform. The increase principally reflects the effort required to complete the final stages of the development phase prior to launch of the various tests we are developing. The first of the tests, the Xprecia Stride™ Coagulation Analyzer, was launched by Siemens in December 2014.

Research and development expenses, net of the research and development tax incentive income for the respective periods are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Research and development expenses	19,763,842	17,136,051	15,483,902
Research and development tax incentive income	(9,224,349)	(9,935,083)	(6,279,954)

	10,539,493	7,200,968	9,203,948

Included in the research and development tax incentive income for the 2014 financial year is an amount of A$1,735,083 which relates to research and development tax incentive income the Company received from the Australian Government for the year ended December 31, 2013 following a change in the original estimate. We expect to receive A$9.2 million as research and development tax incentive income for the 2015 financial year.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

The non-cash components of depreciation and share based payments expense included in the research and development expenditure are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Depreciation	2,349,502	2,296,374	610,111
Share based payments	(48,750)	(461,824)	256,870

	2,300,752	1,834,550	866,981

While we have a degree of control as to how much we spend on research and development activities in the future, we cannot predict what it will cost to complete our individual research and development programs successfully or when or if they will be commercialized. The timing and cost of any program is dependent upon achieving technical objectives, which are inherently uncertain.

In addition, our business strategy contemplates that we may enter into collaborative arrangements with third parties for one or more of our non-blood glucose programs. In the event that we are successful in securing such third party collaborative arrangements, the third party may direct the research and development activities and may contribute towards all or part of the cost of these activities, both of which will influence our research and development expenditure. Research and development activities undertaken on behalf of our customers and partners were A$9,014,377, A$9,971,035 and A$10,401,575, respectively for 2015, 2014 and 2013.

General and Administrative Expenses

General and administrative expenses currently consist principally of salaries and related costs, including stock option expense, for personnel in executive, business development, finance, accounting, information technology and human resources functions. Other general and administrative expenses include depreciation, repairs and maintenance, insurance, facility costs not otherwise included in research and development expenses, consultancy fees and professional fees for legal, audit and accounting services. General and administrative expenses are generally fixed in nature.

General and administrative expenses for the respective periods are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
General and administrative expenses	6,027,768	5,623,748	6,200,786

General and administrative expenses increased by 7% during 2015 compared to 2014 and decreased by 9% during 2014 compared to 2013. Although management strives to restrict or minimize spending on non-core activities, as reflected during the 2014 financial year when compared to 2013, the increases in this expenditure during 2015 was primarily driven by increase in employee emoluments noting that shares and options, being non-cash costs, were issued to employees twice during the 2015 financial year. Shares and options issued in the first quarter of 2015 were however for the 2014 financial year.

The non-cash components of depreciation and share based payments expense included in the general and administrative expenditure are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Depreciation	126,438	124,093	72,165
Share based payments	(16,182)	(166,044)	280,830

	110,256	(41,951)	352,995

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Interest Income

Interest income decreased by 7% during 2015 compared to 2014 and decreased by 48% during 2014 compared to 2013. The decrease in interest income is generally attributable to the lower amount of funds available for investment in Australian currency and lower interest rates on offer. A large portion of our funds is held in US denominated currency which currently does not produce any investment interest.

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Interest income	242,574	260,904	499,970

Interest Expense

Interest expense predominantly relates to interest being charged on a short-term borrowing initiated by the Company each year. These short-term loans are taken out every year to fund our insurance premiums and are repaid during the financial year. Decrease in interest is in line with the interest rate charged to us every year. The interest rates were 2.84%, 2.88% and 2.95% for the financial years 2015, 2014 and 2013, respectively.

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Interest expense	15,106	15,905	22,640

Financing Costs

In December 2013, UBS accessed new capital via a US$25,000,000 loan facility of which US$15,000,000 was drawn in December 2013. The breakdown of the financing costs is as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Interest expense	2,358,016	1,962,740	64,666
Other debt issuance costs	950,052	683,352	732,460

	3,308,068	2,646,092	797,126

Interest expense relates to applicable interest of 10.5% levied on the loan. The debt issuance costs were recorded as deferred issuance costs and are amortized as interest expense, using the effective interest method, over the term of the loan. Increase in financing costs in 2015 when compared to 2014 is attributable to the weakening of the AUD (as defined below) against the United States dollar (“USD”) noting that our loan facility and all associated repayments are made in USD. There was also a one-off cost of US$200,000 incurred in 2015 in extending the Company’s option to draw down a further US$10 million until July 31, 2015. The 2013 charges relates to costs incurred since the inception of the loan in December 2013. A$710,101 of the debt issuance costs is attributable to attending to the preparation, review and finalization of the loan documentation in 2013.

Patent Fees

We have an obligation to pay 50% of the patent fees paid by LifeScan in respect of the patents we license from LifeScan prior to the date of the first commercial sale of a non-glucose product that utilizes the technology licensed from LifeScan and 50% of the patent fees incurred by LifeScan in respect of such patents thereafter. This obligation was triggered with the first commercial sale of the Xprecia StrideTM Coagulation Analyzer by Siemens in December 2014. An amount of US$1.75 million was initially accrued in December 2014. However, subsequent to LifeScan providing all the supporting documentation and our due diligence, the Company and LifeScan agreed to revise this amount to US$517,831 (equivalent to A$708,775) during the fourth quarter of 2015. The repayment of this amount to LifeScan, which commenced in November 2015, is being made over a 24 month period in equal monthly installments. The patent fees payable to LifeScan have been recorded as “Other liability” in consolidated balance sheets. As a result of the revision of the amount due to LifeScan, this resulted in reversal of the patent fees in 2014. This amount has been recorded as “Patent Fees” in the consolidated statements of comprehensive income.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Marketing Support Payment

During 2009, LifeScan chose not to proceed with the registration of the then current product but to proceed with an enhanced product, called OneTouch® Verio®, and acknowledged that there would be a delay as a result. As a result of this change, LifeScan agreed to pay additional amounts per strip manufactured by us in 2010 and 2011 up to a specified volume limit (“manufacturing initiation payments”). At the same time, we agreed to pay LifeScan a marketing support payment in each of the two years following the first year in which 1 billion strips are sold by LifeScan equal to 40% of the total manufacturing initiation payments made. LifeScan has sold just over 900 million strips in the 2015 financial year. Management has concluded that this loss contingency be accrued as “Other liability” in consolidated balance sheets as it is both probable and the amount can be reliably estimated. The total amount of marketing support payments to be paid to LifeScan is US$2,048,602 (equivalent to A$2,804,000).

Other

Recorded under this caption are research and development tax incentive income and foreign exchange movements.

The Company has recorded research and development tax incentive income of A$6,279,954 for 2013 but received an amount of $8,015,037 as research and tax development incentive income in September 2014. Of the A$9,935,083 research and development tax incentive recorded for the year ended December 31, 2014, A$1,735,083 relate to research and development tax incentive income the Company received from the Australian Government for the year ended December 31, 2013 following a change in original estimate. The change in estimate was due to the fact the research and development tax incentives were introduced in 2011 and were dependent on the level of qualifying research and development expenditure. The research and development tax incentive recorded was based on the estimated amount which was probable of collection in the year ended December 31, 2013, the first year in which the Company became eligible for this incentive. The Company expects to receive and has recorded research and development tax incentive income of A$9,224,349 for 2015. The remaining balance after the research and development tax incentive income for all years under this caption is primarily represented by foreign exchange movements arising from the settlement of foreign denominated transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies.

The research and development tax incentive receivable has been recorded as “Other current assets” in the consolidated balance sheets.

The research and development tax incentive is one of the key elements of the Australian Government’s support for Australia’s innovation system. It was developed to assist businesses recover some of the costs of undertaking research and development. The research and development tax incentive provides a tax offset to eligible companies that engage in research and development activities.

Companies engaged in research and development may be eligible for either:

•	a 45% refundable tax offset for entities with an aggregated turnover of less than A$20 million per annum, (note the current legislative rate is 45% but the Australian Government has announced that it intends on proceeding with the reduction in rate to 43.5%), or

•	a 40% non-refundable tax offset for all other entities (note the current legislative rate is 40% but the Australian Government has announced that it intends on proceeding with the reduction in rate to 38.5%).

Critical Accounting Estimates and Judgments

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, income, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

(a) Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred.

In addition, the Company enters into arrangements, which contain multiple revenue generating activities. The revenue for these arrangements is recognized as each activity is performed or delivered, based on the relative fair value and the allocation of revenue to all deliverables based on their relative selling price. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocation of revenue to deliverables, vendor-specific objective evidence, third-party evidence of selling price and the Company’s best estimate of selling price. The Company’s process for determining its best estimate of selling price for deliverables without vendor-specific objective evidence or third-party evidence of selling price involves management’s judgment. The Company’s process considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable.

(b) Stock-Based Compensation

We account for stock-based employee compensation arrangements using the modified prospective method as prescribed in accordance with the provisions of ASC 718 – Compensation – Stock Compensation.

Each of the inputs to the Trinomial Lattice model is discussed below.

Share Price and Exercise Price at Valuation Date

With the exception of Zero Exercise Price Employee Options (“ZEPOs”), the exercise price of the options granted has been determined using the closing price of our common stock trading in the form of CDIs on ASX at the time of grant of the options. The exercise price of ZEPOs is nil. The ASX is the only exchange upon which our securities are quoted.

Volatility

We applied volatility having regard to the historical price change of our shares in the form of CDIs available from the ASX.

Time to Expiry

All options granted under our share option plan have a maximum 10 year term and are non-transferable.

Risk Free Rate

The risk free rate which we applied is equivalent to the yield on an Australian government bond with a time to expiry approximately equal to the expected time to expiry on the options being valued.

(c) Income Taxes

We apply ASC 740 – Income Taxes which establishes financial accounting and reporting standards for the effects of income taxes that result from a company’s activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Where it is more likely than not that some portion or all of the deferred tax assets will not be realized the deferred tax assets are reduced by a valuation allowance. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.

(d) Impairment of Long-Lived Assets

We review our capital assets, including patents and licenses, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In performing the review, we estimate undiscounted cash flows from products under development that are covered by these patents and licenses. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset. If the evaluation indicates that the carrying value of an asset is not recoverable from its undiscounted cash flows, an impairment loss is measured by comparing the carrying value of the asset to its fair value, based on discounted cash flows.

(e) Warrants

In connection with our US$25 million loan facility, we issued to the Lenders warrants entitling the holder to purchase up to an aggregate total of 4.5 million shares of UBI’s common stock in the form of CDIs at a price of A$1.00 per share. The fair value of the warrants to purchase common stock is estimated using the Trinomial Lattice model. Each of the inputs to the Trinomial Lattice model is discussed below.

Share Price and Exercise Price at Valuation Date

The share price of the warrants granted has been determined using the closing price of our common stock trading in the form of CDIs on ASX at the time of entering in to the loan facility. The ASX is the only exchange upon which our securities are quoted. The exercise price has been determined as stated in the Credit Agreement. For further details, see Notes to Consolidated Financial Statements – Note 16, Summary of Significant Accounting Policies – Borrowings – Athyrium Credit Agreement.

Volatility

We applied volatility having regard to the historical price change of our shares in the form of CDIs available from the ASX.

Time to Expiry

The warrants have a term of seven years.

Risk Free Rate

The risk free rate which we applied is equivalent to the yield on an Australian government bond with a time to expiry approximately equal to the expected time to expiry on the warrants to purchase common stock being valued.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Financial Condition, Liquidity and Capital Resources

Net Financial Assets

Our net financial assets position is shown below:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Financial assets:
Cash and cash equivalents	14,350,307	16,329,829	23,742,422
Accounts receivables	3,153,584	3,799,705	2,167,867

Total financial assets	17,503,891	20,129,534	25,910,289

Debt:
Short term borrowings	324,459	498,890	0
Long term secured loan	19,868,560	17,499,194	15,857,966

Total debt	20,193,019	17,998,084	15,857,966

Net financial assets	(2,689,128)	2,131,450	10,052,323

Since inception, we have financed our business primarily through the issuance of equity securities, funding from strategic partners, government grants and rebates (including the research and development tax incentive income), revenue from services and product sales, and the loan discussed below.

On December 19, 2013 we entered into a Credit Agreement which was subsequently amended in January 2015 with Lenders for a US$25 million secured term loan. The term loan has a maturity date of December 19, 2018 and bears interest at 10.5% per annum. Interest payments are due quarterly over the five-year term of the term loan and, other than as described elsewhere herein, we are not required to make payments of principal for amounts outstanding under the term loan until the Maturity Date (as defined below). Subject to certain exceptions, the term loan is secured by substantially all of our assets, including our intellectual property. As a major portion of our net financial assets is denominated in USD, including the long term secured loan, the weakening of the AUD against the USD has resulted in a decline our net financial assets.

We believe we have sufficient cash and cash equivalents to fund our operations for at least the next twelve months.

The carrying value of the cash and cash equivalents and the accounts receivables approximates fair value because of their short-term nature.

We regularly review all our financial assets for impairment. There were no impairments recognized for the years ended December 31, 2015, 2014 and 2013.

Derivative Instruments and Hedging Activities

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider our own and counterparty credit risk. For years ended December 31, 2015, 2014 and 2013, we did not have any assets or liabilities that utilize Level 3 inputs. The valuation of our foreign exchange derivatives is based on the market approach using observable market inputs, such as forward rates, and incorporates non-performance risk (the credit standing of the counterparty when the derivative is in a net asset position, and the credit standing of the Company when the derivative is in a net liability position). Our derivative assets are categorized as Level 2.

We had no outstanding contracts as at December 31, 2015, 2014 and 2013, respectively. The fair value of these contracts at December 31, 2015, 2014 and 2013 were nil. During the years ended December 31, 2015, 2014 and 2013, we recognized gains of nil. No amount of ineffectiveness was recorded in earnings for these designated cash flow hedges for the years ended December 31, 2015, 2014 and 2013. For further details, see Notes to Consolidated Financial Statements – Note 2, Summary of Significant Accounting Policies.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of liquidity and capital resources:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Cash and cash equivalents	14,350,307	16,329,829	23,742,422
Working capital	24,041,164	23,779,492	30,367,292
Ratio of current assets to current liabilities	6.03 : 1	4.66 : 1	6.60 : 1
Shareholders’ equity per common share	0.08	0.11	0.17

The movement in cash and cash equivalents and working capital during the above periods was primarily due to outflows arising from the effort required to complete the development of the new products, servicing of the secured loan and the timing of payments and accruals in the ordinary course of business. The outflows in the above periods have been more than offset by the increased quarterly service fees from LifeScan, receipt of a milestone each in the years 2015 and 2014 from Siemens and the research and development tax incentive income in each of the above periods. In addition to the reductions resulting from operating outflows of cash, a loan of US$15,000,000 (equivalent to A$16,909,029) was drawn in December 2013 by UBS pursuant to the Credit Agreement.

We have not identified any collection issues with respect to receivables.

Summary of Cash Flows

	Years Ended
	2015	2014	2013
	A$	A$	A$
Cash provided by/(used in):
Operating activities	1,859,519	(5,413,869)	(16,628,576)
Investing activities	(1,270,392)	(947,386)	(159,437)
Financing activities	(3,736,017)	(1,792,451)	16,339,630

Net decrease in cash and cash equivalents	(3,146,890)	(8,153,706)	(448,383)

Our net cash provided by or used in operating activities for all periods represents receipts offset by payments for our research and development projects including efforts involved in establishing and maintaining our manufacturing operations, and general and administrative expenditure. The improvement in operating cash flows during the 2015 financial year is primarily due to the increased receipts from quarterly service fees from LifeScan, receipt of two milestone payments from Siemens, receipt of the research and development tax incentive income and the weakening of the AUD against the USD.

Our net cash used in investing activities for all periods is primarily for the purchase of various plant and equipment in preparation for anticipated growth in coagulation strip manufacturing volumes.

Our net cash provided by financing activities principally represents interest and other financing charges made to the Lenders pursuant to the Credit Agreement. We drew down on the initial loan of US$15,000,000 (equivalent to A$16,909,029) pursuant to the Credit Agreement in December 2013.

Off-Balance Sheet Arrangement

The future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2015 are:

A$

Less than 1 year	568,229
1 – 3 years	1,190,538
3 – 5 years	152,047
More than 5 years	0

Total minimum lease payments	1,910,814

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

The above relates to our operating lease obligations in relation to the lease of our premises and certain office equipment.

Contractual Obligations

Our future contractual obligations at December 31, 2015 were as follows:

	Payments Due By Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	A$	A$	A$	A$	A$
Asset Retirement Obligations (1)	2,600,000	0	0	2,600,000	0
Operating Lease Obligations (2)	1,910,814	568,229	1,190,538	152,047	0
Purchase Obligations (3)	950,764	950,764	0	0	0
Long term secured loan (4)	19,868,560	0	19,868,560	0	0
Financing costs (5)	7,133,777	2,410,861	4,722,916	0	0
Other liability (6)	3,453,710	354,387	3,099,323	0	0
Other Long-Term Liabilities on Balance Sheet (7)	172,574	0	140,490	29,535	2,549

Total	36,090,199	4,284,241	29,021,827	2,781,582	2,549

(1)	Represents legal obligations associated with the retirement and removal of long-lived assets.
(2)	Our operating lease obligations relate primarily to the lease of our premises.
(3)	Represents outstanding purchase orders
(4)	US$15 million payable to the lenders on maturity date pursuant to the Credit Agreement.
(5)	Interest and other debt issuance costs payable to the lenders pursuant to the Credit Agreement
(6)	Represents patent fees and marketing support fees payable to LifeScan
(7)	Represents long service leave owing to the employees.

Segments

We operate in one segment. Our principal activities are research and development, commercial manufacture of approved medical or testing devices and the provision of services including contract research work.

We operate predominantly in one geographical area, being Australia.

Recent Accounting Pronouncements

See Notes to Consolidated Financial Statements – Note 2, Summary of Significant Accounting Policies.

Financial Risk Management

The overall objective of our financial risk management program is to seek to minimize the impact of foreign exchange rate movements and interest rate movements on our earnings. We manage these financial exposures through operational means and by using financial instruments. These practices may change as economic conditions change.

Foreign Currency Market Risk

We transact business in various foreign currencies, including U.S. dollars and Euros. We have established a foreign currency hedging program using forward contracts to hedge the net projected exposure for each currency and the anticipated sales and purchases in U.S. dollars and Euros. The goal of this hedging program is to economically guarantee or lock-in the exchange rates on our foreign exchange exposures. The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Universal Biosensors, Inc.

Although the Company has a hedging program, as at balance sheet date there were no open derivatives that would need to be disclosed.

Specifically, in relation to the secured term loan, we have established a program to reduce or even eliminate the impact of any foreign exchange exposure. The secured term loan is denominated in USD and the bullet repayment of US$15 million in December 2018 is to be made in USD as well. The goal is to build our USD cash reserves which will reduce our foreign exchange exposure until the cash reserves reach US$15 million at which time the foreign exchange exposure will be eliminated. We expect to build our USD cash reserves from our US receipts to US$15 million before the secured term loan is repaid. On this basis, during the interim period, our foreign exchange exposure will only be to translation losses and there should not be any realised losses when the secured term loan is repaid.

Interest Rate Risk

Since the majority of our investments are in cash and cash equivalents in U.S. or Australian dollars, our interest income is affected by changes in the general level of U.S. and Australian interest rates. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. Our investment portfolio is subject to interest rate risk but due to the short duration of our investment portfolio, we believe an immediate 10% change in interest rates would not be material to our financial condition or results of operations.

Inflation

Our business is subject to the general risks of inflation. Our results of operations depend on our ability to anticipate and react to changes in the price of raw materials and other related costs over which we may have little control. Our inability to anticipate and respond effectively to an adverse change in the price could have a significant adverse effect on our results of operations. In the face of increasing costs, the Company strives to maintain its profit margins through cost reduction programs, productivity improvements and periodic price increases.

Universal Biosensors, Inc.

Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	A$	A$
ASSETS

Current assets:
Cash and cash equivalents	14,350,307	16,329,829
Inventories, net	355,268	397,450
Accounts receivable	3,153,584	3,799,705
Prepayments	1,408,943	1,132,634
Other current assets	9,555,441	8,616,354

Total current assets	28,823,543	30,275,972
Non-current assets:
Property, plant and equipment	35,563,364	34,304,365
Less accumulated depreciation	(22,655,162)	(19,967,699)

Property, plant and equipment - net	12,908,202	14,336,666

Other non-current assets	3,220,000	2,920,000

Total non-current assets	16,128,202	17,256,666

Total assets	44,951,745	47,532,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	894,677	480,523
Accrued expenses	1,905,724	1,640,982
Borrowings	324,459	498,890
Other liability	354,387	1,066,813
Deferred revenue	0	1,567,562
Employee entitlements provision	1,303,132	1,241,710

Total current liabilities	4,782,379	6,496,480
Non-current liabilities:
Asset retirement obligations	2,600,000	2,600,000
Employee entitlements provision	172,574	129,206
Long term secured loan	19,868,560	17,499,194
Other liability	3,099,323	1,066,813
Deferred revenue	1,173,204	0

Total non-current liabilities	26,913,661	21,295,213

Total liabilities	31,696,040	27,791,693

Commitments and contingencies	0	0

Stockholders’ equity:
Preferred stock, US$0.01 par value. Authorized 1,000,000 shares; issued and outstanding nil in 2015 (2014: nil)
Common stock, US$0.0001 par value. Authorized 300,000,000 shares; issued and outstanding 176,112,584 shares in 2015 (2014: 175,610,978)	17,611	17,561
Additional paid-in capital	94,419,308	94,328,182
Accumulated deficit	(74,306,486)	(64,990,359)
Current year loss	(6,576,416)	(9,316,127)
Accumulated other comprehensive income	(298,312)	(298,312)

Total stockholders’ equity	13,255,705	19,740,945

Total liabilities and stockholders’ equity	44,951,745	47,532,638

See accompanying notes to the financial statements

Universal Biosensors, Inc.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Revenue
Revenue from products	1,323,564	215,486	10,170,804
Revenue from services	15,451,414	9,314,198	4,918,868

Total revenue	16,774,978	9,529,684	15,089,672
Operating costs & expenses
Cost of goods sold	1,136,143	313,374	10,455,567
Cost of services	244,073	242,453	1,187,244

Total cost of goods sold & services	1,380,216	555,827	11,642,811
Contribution from products & services	15,394,762	8,973,857	3,446,861
Other operating costs & expenses
Research and development	19,763,842	17,136,051	15,483,902
General and administrative	6,027,768	5,623,748	6,200,786

Total operating costs & expenses	25,791,610	22,759,799	21,684,688

Loss from operations	(10,396,848)	(13,785,942)	(18,237,827)
Other income/(expense)
Interest income	242,574	260,904	499,970
Interest expense	(15,106)	(15,905)	(22,640)
Financing costs	(3,308,068)	(2,646,092)	(797,126)
Patent fees	1,404,184	(2,133,626)	0
Marketing support payment	(2,804,000)	0	0
Other	8,300,848	9,004,534	6,923,816

Total other income	3,820,432	4,469,815	6,604,020
Net loss before tax	(6,576,416)	(9,316,127)	(11,633,807)
Income tax benefit/(expense)	0	0	0

Net loss	$(6,576,416)	$(9,316,127)	$(11,633,807)

Earnings per share
Basic and diluted net loss per share	(0.04)	(0.05)	(0.07)

Other comprehensive loss, net of tax:
Unrealized gain on derivative instruments	0	0	0
Reclassification for gains realized in net income	0	0	0

Other comprehensive (loss)/gain	0	0	0

Comprehensive loss	(6,576,416)	(9,316,127)	(11,633,807)

See accompanying notes to the financial statements.

Universal Biosensors, Inc.

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income

					Accumulated Other Comprehensive Income
	Ordinary shares		Additional Paid-in Capital			Total Stockholders’ Equity
	Shares	Amount		Accumulated Deficit
		A$	A$	A$	A$	A$
Balances at January 1, 2013	173,959,863	17,396	93,009,607	(53,356,552)	(298,312)	39,372,139
Net loss	0	0	0	(11,633,807)	0	(11,633,807)
Issuance of warrants	0	0	923,104	0	0	923,104
Exercise of stock options issued to employees	1,497,025	150	360,448	0	0	360,598
Shares issued to employees	143,717	14	70,958	0	0	70,972
Stock option expense	0	0	590,934	0	0	590,934

Balances at December 31, 2013	175,600,605	17,560	94,955,051	(64,990,359)	(298,312)	29,683,940
Net loss	0	0	0	(9,316,127)	0	(9,316,127)
Exercise of stock options issued to employees	8,333	0	0	0	0	0
Shares issued to employees	2,040	1	999	0	0	1,000
Stock option expense	0	0	(627,868)	0	0	(627,868)

Balances at December 31, 2014	175,610,978	17,561	94,328,182	(74,306,486)	(298,312)	19,740,945
Net loss	0	0	0	(6,576,416)	0	(6,576,416)
Exercise of stock options issued to employees	72,496	7	26,120	0	0	26,127
Shares issued to employees	429,110	43	129,938	0	0	129,981
Stock option expense	0	0	(64,932)	0	0	(64,932)

Balances at December 31, 2015	176,112,584	17,611	94,419,308	(80,882,902)	(298,312)	13,255,705

See accompanying notes to the financial statements.

Universal Biosensors, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Cash flows from operating activities provided by/(used in):
Net loss	(6,576,416)	(9,316,127)	(11,633,807)
Adjustments to reconcile net profit/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	2,697,151	2,512,946	2,497,345
Share based payments expense	(64,932)	(627,868)	590,934
Loss on fixed assets disposal	329	16,195	4,544
Unrealized foreign exchange losses	953,010	718,336	114,568
Financing costs - amortization of warrants	218,988	181,779	5,994
Change in assets and liabilities:
Inventory	42,182	(393,243)	3,598,030
Accounts receivables	646,121	(1,631,838)	404,418
Prepaid expenses and other current assets	(1,028,500)	126,095	(10,824,351)
Deferred revenue	(394,358)	(348,270)	257,755
Employee entitlements	234,770	64,077	98,841
Accounts payable and accrued expenses	5,101,174	3,284,049	(1,742,847)

Net cash provided by/(used in) operating activities	1,829,519	(5,413,869)	(16,628,576)

Cash flows from investing activities:

Proceeds from sale of property, plant and equipment	0	7,941	0
Purchases of property, plant and equipment	(1,270,392)	(955,327)	(159,437)

Net cash used in investing activities	(1,270,392)	(947,386)	(159,437)

Cash flows from financing activities:
Proceeds from borrowings	360,510	1,051,662	17,676,500
Repayment of borrowings	(534,941)	(552,772)	(767,471)
Borrowing costs	(3,587,713)	(2,291,341)	(929,997)
Proceeds from stock options exercised	26,127	0	360,598

Net cash provided by/(used in) financing activities	(3,736,017)	(1,792,451)	16,339,630

Net decrease in cash and cash equivalents	(3,176,890)	(8,153,706)	(448,383)
Cash and cash equivalent at beginning of period	16,329,829	23,742,422	23,649,417
Effect of exchange rate fluctuations on the balances of cash held in foreign currencies	1,197,368	741,113	541,388

Cash and cash equivalents at end of period	14,350,307	16,329,829	23,742,422

See accompanying notes to the financial statement

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

(1)	Basis of Presentation

These consolidated financial statements are presented in accordance with “U.S. GAAP”. All amounts are expressed in Australian dollars (“AUD” or “A$”) unless otherwise stated.

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. We rely largely on our existing cash and cash equivalents balance and operating cash flow to provide for the working capital needs of our operations. We believe we have sufficient cash and cash equivalents to fund our operations for at least the next twelve months. However, in the event, our financing needs for the foreseeable future are not able to be met by our existing cash and cash equivalents balance and operating cash flow, we would seek to raise funds through public or private equity offerings, debt financings, and through other means to meet the financing requirements. There is no assurance that funding would be available at acceptable terms, if at all.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, UBS. All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, deferred income taxes, asset retirement obligations and obligations related to employee benefits. Actual results could differ from those estimates.

Cash & Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. For cash and cash equivalents, the carrying amount approximates fair value due to the short maturity of those instruments.

Short-Term Investments (Held-to-maturity)

Short-term investments constitute all highly liquid investments with term to maturity from three months to twelve months. The carrying amount of short-term investments is equivalent to their fair value.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash and cash equivalents and accounts receivable consist of financial instruments that potentially subject the Company to concentration of credit risk to the extent of the amount recorded on the consolidated balance sheets. The Company’s cash and cash equivalents are invested with one of Australia’s largest banks. The Company is exposed to credit risk in the event of default by the banks holding the cash or cash equivalents to the extent of the amount recorded on the consolidated balance sheets. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company has not identified any collectability issues with respect to receivables.

Derivative Instruments and Hedging Activities

Derivative financial instruments

The Company may use derivative financial instruments to hedge its exposure to foreign exchange arising from operating, investing and financing activities. The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Cash flow hedges

Exposure to foreign exchange risks arises in the normal course of the Company’s business and it is the Company’s policy to use forward exchange contracts to hedge anticipated sales and purchases in foreign currencies. The amount of forward cover taken is in accordance with approved policy and internal forecasts.

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized asset or liability, or a highly probable forecast transaction, the effective part of any unrealized gain or loss on the derivative financial instrument is recognized directly in equity. When the forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability, the associated cumulative gain or loss is removed from equity and included in the initial cost or other carrying amount of the non-financial asset or liability.

For cash flow hedges, other than those covered by the preceding statement, the associated cumulative gain or loss is removed from equity and recognized in the consolidated statements of comprehensive income in the same period or periods during which the hedged forecast transaction affects the consolidated statements of comprehensive income and on the same line item as that hedged forecast transaction. The ineffective part of any gain or loss is recognized immediately in the consolidated statements of comprehensive income.

When a hedging instrument expires or is sold, terminated or exercised, or the Company revokes designation of the hedge relationship but the hedged forecast transaction is still probable to occur, the cumulative gain or loss at that point remains in equity and is recognized in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to take place, then the cumulative unrealized gain or loss recognized in equity is recognized immediately in the consolidated statements of comprehensive income.

Derivative Instruments and Hedging Activities

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider our own and counterparty credit risk. For years ended December 31, 2013, 2014 and 2015, we did not have any assets or liabilities that utilize Level 3 inputs. The valuation of our foreign exchange derivatives are based on the market approach using observable market inputs, such as forward rates and incorporate non-performance risk (the credit standing of the counterparty when the derivative is in a net asset position, and the credit standing of the Company when the derivative is in a net liability position). Our derivative assets are categorized as Level 2. The fair value methodologies described as Level 2 and 3 inputs are defined elsewhere in these notes to the consolidated financial statements.

Inventory

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and estimated costs necessary to dispose. Inventories are principally determined under the average cost method which approximates cost. Cost comprises direct materials, direct labour and an appropriate portion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Cost also includes the transfer from equity of any gains/losses on qualifying cash flow hedges relating to purchases of raw material. Costs of purchased inventory are determined after deducting rebates and discounts.

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Raw materials	270,683	351,007	4,169
Work in progress	52,841	46,443	38
Finished goods	31,744	0	—

	355,268	397,450	4,207

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Receivables

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in the existing accounts receivable. The allowance is determined based on a review of individual accounts for collectability, generally focusing on those accounts that are past due. The current year expense to adjust the allowance for doubtful accounts, if any, is recorded within general and administrative expenses in the consolidated statements of comprehensive income. Account balances are charged against the allowance when it is probable the receivable will not be recovered.

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Accounts receivable	3,153,584	3,799,705	2,167,867
Allowance for doubtful debts	0	0	0

	3,153,584	3,799,705	2,167,867

Property, Plant, and Equipment

Property, plant, and equipment are recorded at acquisition cost, less accumulated depreciation.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of machinery and equipment is 3 to 10 years. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Maintenance and repairs are charged to operations as incurred, include normal services, and do not include items of a capital nature.

Research and Development

Research and development expenses consist of costs incurred to further the Group’s research and product development activities and include salaries and related employee benefits, costs associated with clinical trial and preclinical development, regulatory activities, research-related overhead expenses, costs associated with the manufacture of clinical trial material, costs associated with developing a commercial manufacturing process, costs for consultants and related contract research, facility costs and depreciation. Research and development costs are expensed as incurred.

Research and development expenses for the respective periods are as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Research	1,296,396	1,194,323	1,829,411
Development	18,467,446	15,941,728	13,654,491

Research and development expenses	19,763,842	17,136,051	15,483,902

Income Taxes

The Company applies ASC 740 - Income Taxes which establishes financial accounting and reporting standards for the effects of income taxes that result from a company’s activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Where it is more likely than not that some portion or all of the deferred tax assets will not be realized, the deferred tax assets are reduced by a valuation allowance. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized. A reconciliation of the valuation and qualifying accounts is attached as Schedule ii.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

We are subject to income taxes in the United States and Australia. U.S. federal income tax returns up to and including the 2014 financial year have been filed. Internationally, consolidated income tax returns up to and including the 2014 financial year have been filed.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) are legal obligations associated with the retirement and removal of long-lived assets. ASC 410 – Asset Retirement and Environmental Obligations requires entities to record the fair value of a liability for an asset retirement obligation when it is incurred. When the liability is initially recorded, the Company capitalizes the cost by increasing the carrying amounts of the related property, plant and equipment. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the asset. The Company derecognizes ARO liabilities when the related obligations are settled.

The ARO is in relation to our premises where in accordance with the terms of the lease, the lessee has to restore part of the building upon vacating the premises.

Our overall ARO changed as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Opening balance at January 1	2,600,000	2,549,928	2,351,464
Accretion expense	0	50,072	198,464

Ending balance at December 31	2,600,000	2,600,000	2,549,928

Fair Value of Financial Instruments

The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The estimated fair value of all other amounts has been determined, depending on the nature and complexity of the assets or the liability, by using one or all of the following approaches:

•	Market approach – based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach – based on the cost to acquire or construct comparable assets less an allowance for functional and/or economic obsolescence.

•	Income approach – based on the present value of a future stream of net cash flows

These fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs)

•	Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable (Level 2 inputs)

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs)

Impairment of Long-Lived Assets

The Company reviews its capital assets, including patents and licenses, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In performing the review, the Company estimates undiscounted cash flows from products under development that are covered by these patents and licenses. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset. If the evaluation indicates that the carrying value of an asset is not recoverable from its undiscounted cash flows, an impairment loss is measured by comparing the carrying value of the asset to its fair value, based on discounted cash flows.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Australian Goods and Services Tax (GST)

Revenues, expenses and assets are recognized net of the amount of associated GST, unless the GST incurred is not recoverable from the taxation authority. In this case it is recognized as part of the cost of acquisition of the asset or as part of the expense. Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the consolidated balance sheets.

Revenue Recognition

We recognize revenue from all sources based on the provisions of the U.S. SEC’s Staff Accounting Bulletin No. 104 and ASC 605 Revenue Recognition.

The Company’s revenue represents revenue from sales of products, provision of services and collaborative research and development agreements.

We recognize revenue from sales of products at the time title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership, assuming all other revenue recognition criteria have been met. Generally, this is at the time products are shipped to the customer.

Revenue from services is recognized when a persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. Revenue recognition principles are assessed for each new contractual arrangement and the appropriate accounting is determined for each service.

Where our agreements contain multiple elements, or deliverables, such as the manufacture and sale of products, provision of services or research and development activities, they are assessed to determine whether separate delivery of the individual elements of such arrangements comprises more than one unit of accounting. Where an arrangement can be divided into separate units of accounting (each unit constituting a separate earnings process), the arrangement consideration is allocated amongst those varying units based on the relative selling price of the separate units of accounting and the applicable revenue recognition criteria applied to the separate units. Selling prices are determined using fair value as determined by either vendor specific objective evidence or third party evidence of the selling price, when available, or the Company’s best estimate of selling price when fair value is not available for a given unit of accounting.

Under ASC 605-25, the delivered item(s) are separate units of accounting, provided (i) the delivered item(s) have value to a customer on a stand-alone basis, and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in our control. Where the arrangement cannot be divided into separate units, the individual deliverables are combined as a single unit of accounting and the total arrangement consideration is recognized across other deliverables in the arrangement or over the estimated collaboration period. Payments under these arrangements typically include one or more of the following: non-refundable, upfront payments; funding of research and/or development efforts; and milestone payments.

We typically generate milestone payments from our customers pursuant to the various agreements we have with them. Non-refundable milestone payments which represent the achievement of a significant technical/regulatory hurdle in the research and development process pursuant to collaborative agreements, and are deemed to be substantive, are recognized as revenue upon the achievement of the specified milestone. If the non-refundable milestone payment is not substantive or stand-alone value, the non-refundable milestone payment is deferred and recognized as revenue either over the estimated performance period stipulated in the agreement or across other deliverables in the arrangement.

Management has concluded that the core operations of the Company are expected to be the research and development activities, commercial manufacture of approved medical or testing devices and the provision of services. The Company’s ultimate goal is to utilize the underlying technology and skill base for the development of marketable products that the Company will manufacture. The Company considers revenue from the sales of products, revenue from services and the income received from milestone payments indicative of its core operating activities or revenue producing goals of the Company, and as such have accounted for this income as “revenues”.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Master Services and Supply Agreement

In October 2007, the Company and LifeScan entered into a Master Services and Supply Agreement, under which the Company would provide certain services to LifeScan in the field of blood glucose monitoring and act as a non-exclusive manufacturer of blood glucose test strips. The Master Services and Supply Agreement was subsequently amended and restated in May 2009. The Company has concluded the Master Services and Supply Agreement should be accounted for as three separate units of accounting: 1) research and development to assist LifeScan in receiving regulatory clearance to sell the blood glucose product (milestone payment), 2) contract manufacturing of the blood glucose test strips (contract manufacturing) which ceased in December 2013, and 3) ongoing services and efforts to enhance the product (product enhancement).

All consideration within the Master Services and Supply Agreement is contingent. The Company concluded the undelivered items were not priced at a significant incremental discount to the delivered items and revenue for each deliverable will be recognized as each contingency is met and the consideration becomes fixed and determinable. The milestone payment was considered to be a substantive payment and the entire amount has been recognized as revenue when the regulatory approval was received. Revenues for contract manufacturing and ongoing efforts to enhance the product are recognized as revenue from products or revenue from services, respectively, when the four basic criteria for revenue recognition are met.

Collaboration Agreement

On September 9, 2011 the Company entered into a Collaboration Agreement with Siemens to develop coagulation related products for hospital point-of-care and ambulatory care coagulation markets. In addition to an up-front, non-refundable payment of A$2,961,245 (equivalent to US$3 million), the Collaboration Agreement contained a further six payments from Siemens upon the achievement of certain defined milestones. These six milestones relate to feasibility, regulatory submissions and the launch of the products to be developed. The Company has concluded that the up-front payment is not a separate unit of accounting and recorded the amount as deferred revenue to be recognized as revenue across other deliverables in the arrangement with Siemens based upon the Company’s best estimate of selling price. The deliverables related to each milestone are considered substantive and are not priced at a significant incremental discount to the other deliverables. As the achievement of the milestones is contingent upon a future event, the revenue for each deliverable will be recognized as the contingencies are met and the consideration becomes fixed and determinable.

Of the six milestones, the Company has delivered on four as of December 31, 2015. Two milestones were delivered in 2012 and the milestones achieved subsequent to January 1, 2013 are as follows:

•	In December 2014, the Company delivered on its third milestone when it completed the development of the Xprecia Stride™ Coagulation Analyzer and the same was launched by Siemens. Of the total amount of A$1,750,486 (equivalent to US$1,428,571) recognized as revenue from services in December 2014, A$1,225,340 (equivalent to US$1,000,000) relates to the achievement of the milestone whilst the balance relates to a portion of the deferred US$3 million up-front payment allocated to these milestones.

•	In July 2015, the Company delivered on its fourth milestone when Siemens made a premarket 510(k) submission to the FDA for regulatory clearance to sell the Xprecia Stride™ Coagulation System in the US. Of the total amount of A$1,955,340 (equivalent to US$1,428,571) recognized as revenue from services in July 2015, A$1,368,738 (equivalent to US$1,000,000) relates to the achievement of the milestone whilst the balance relates to a portion of the deferred US$3 million up-front payment allocated to these milestones.

Interest income

Interest income is recognized as it accrues, taking into account the effective yield on the cash and cash equivalents.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Research and development tax incentive income

Research and development tax incentive income is recognized when there is reasonable assurance that the income will be received, the relevant expenditure has been incurred, and the consideration can be reliably measured. The research and development tax incentive is one of the key elements of the Australian Government’s support for Australia’s innovation system and is supported by legislative law primarily in the form of the Australian Income Tax Assessment Act 1997 as long as eligibility criteria are met. Generally speaking, entities which are an R&D entity involved in eligible R&D activities with an aggregated turnover (which generally means an entity’s total income that it derives in the ordinary course of carrying on a business, subject to certain exclusions) of less than A$20 million are eligible to claim research and development tax incentive income. In accordance with SEC Regulation S-X Article 5-03, the Company’s research and development incentive income has been recognized as non-operating income as it is not indicative of the core operating activities or revenue producing goals of the Company.

Management has assessed the Company’s research and development activities and expenditures to determine which are likely to be eligible under the tax incentive regime described above. At each period end management estimates the refundable tax offset available to the Company based on available information at the time. This estimate is also reviewed by external tax advisors on an annual basis.

The Company has recorded research and development tax incentive income of A$9,224,349, A$9,935,083 and A$6,279,954, respectively under the caption “Other” in the consolidated statements of comprehensive income in each of the years ended December 31, 2015, 2014 and 2013, respectively.

Of the A$9,935,083 research and development tax incentive recorded in other income for the year ended December 31, 2014, A$1,735,083 relates to research and development tax incentive income the Company received from the Australian Government for the year ended December 31, 2013 following a change in the original estimate. The change in estimate was due to the fact the research and development tax incentives were introduced in 2011 and were dependent on the level of qualifying research and development expenditure. The research and development tax incentive recorded was based on the estimated amount which was probable of collection in the year ended December 31, 2013, the first year in which the Company became eligible for this incentive.

Foreign Currency

Functional and reporting currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company and UBS is AUD or A$ for all years presented.

The consolidated financial statements are presented using a reporting currency of Australian dollars.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of comprehensive income.

The Company has recorded foreign currency transaction gains/(losses) of (A$959,343), (A$918,479) and A$643,862 in each of the years ended December 31, 2015, 2014 and 2013, respectively.

The results and financial position of all the Group entities that have a functional currency different from the reporting currency are translated into the reporting currency as follows:

•	assets and liabilities for each balance sheet item reported are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each income statement item reported are translated at average exchange rates (unless this is not a reasonable approximation of the effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

On consolidation, exchange differences arising from the translation of any net investment in foreign entities are taken to the Accumulated Other Comprehensive Income.

Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Our contingent liabilities as at December 31, 2015 are as follows:

•	we have engaged Planet Innovation Pty Ltd (“Planet Innovation”) to assist us with design and engineering for future analyzers. As part of the agreement, Planet Innovation will receive a milestone payment on the launch sign-off for each of the analyzers. These milestone payments are expected to total A$600,000. The milestones have not been accrued as the analyzers Planet Innovation is currently working on are in the research and development phases and it is uncertain whether these milestones will be achieved.

•	we have engaged Hydrix Pty Ltd (“Hydrix”) to assist us with design and engineering for a future analyzer. As part of this agreement, Hydrix will receive a milestone payment of A$545,000 upon forwarding us the completed Design History File (50%) and Design Master Records (50%) of the analyzer, at our acceptance. The milestones have not been accrued as the analyzer Hydrix is currently working on is in the research and development phase and it is uncertain whether these milestones will be achieved.

Patent and License Costs

Legal and maintenance fees incurred for patent application costs have been charged to expense and reported in research and development expense.

Clinical Trial Expenses

Clinical trial costs are a component of research and development expenses. These expenses include fees paid to participating hospitals and other service providers, which conduct certain testing activities on behalf of the Company. Depending on the timing of payments to the service providers and the level of service provided, the Company records prepaid or accrued expenses relating to these costs.

These prepaid or accrued expenses are based on estimates of the work performed under service agreements.

Leased Assets

All of the Company’s leases for the years ended December 31, 2015, 2014 and 2013 are considered operating leases. The costs of operating leases are charged to the consolidated statements of comprehensive income on a straight-line basis over the lease term.

Stock-based Compensation

We measure stock-based compensation at grant date, based on the estimated fair value of the award, and recognize the cost as an expense on a straight-line basis over the vesting period of the award. We estimate the fair value of stock options using the Trinomial Lattice model. We also grant our employees Restricted Stock Units (“RSUs”) and ZEPOs. RSUs are stock awards granted to employees that entitle the holder to shares of common stock as the award vests. ZEPOs are stock options granted to employees that entitle the holder to shares of common stock as the award vests. The value of RSUs are determined and fixed on the grant date based on the Company’s stock price. The exercise price of ZEPOs is nil. See note 5 for further details.

We record deferred tax assets for awards that will result in deductions on our income tax returns, based on the amount of compensation cost recognized and our statutory tax rate in the jurisdiction in which we will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported in our income tax return are recorded in expense or in capital in excess of par value if the tax deduction exceeds the deferred tax assets or to the extent that previously recognized credits to paid-in-capital are still available if the tax deduction is less than the deferred tax asset.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Employee Benefit Costs

The Company contributes to standard defined contribution superannuation funds on behalf of all employees. This contribution amount, formerly equal to 9% of each employee’s salary, was increased by law to 9.25% from July 1, 2013 and 9.50% from July 1, 2014 of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. Whilst the Company has a default superannuation fund, it permits employees to choose an approved and registered superannuation fund into which the contributions are paid. Contributions are charged to the consolidated statements of comprehensive income as they become payable.

Net Loss per Share and Anti-dilutive Securities

Basic and diluted net loss per share is presented in conformity with ASC 260 – Earnings per Share. Basic and diluted net loss per share has been computed using the weighted-average number of common shares outstanding during the period. Other than in a profit making year, the potentially dilutive options issued under the Universal Biosensors Employee Option Plan (refer to Note 5(a) for details of options outstanding) were not considered in the computation of diluted net loss per share because they would be anti-dilutive given the Company’s loss making position.

Total Comprehensive Income

The Company follows ASC 220 – Comprehensive Income. Comprehensive income is defined as the total change in shareholders’ equity during the period other than from transactions with shareholders, and for the Company, includes net income.

The tax effect allocated to each component of other comprehensive income is as follows:

	Before-Tax Amount A$	Tax (Expense)/ Benefit A$	Net-of-Tax Amount A$
2015
Unrealized loss on derivative instruments	0	0	0
Reclassification for gains realised in net income	0	0	0

Other comprehensive loss	0	0	0

2014
Unrealized loss on derivative instruments	0	0	0
Reclassification for gains realised in net income	0	0	0

Other comprehensive loss	0	0	0

2013
Unrealized loss on derivative instruments	0	0	0
Reclassification for gains realised in net income	0	0	0

Other comprehensive loss	0	0	0

Recent Accounting Pronouncements

On May 28, 2014, the FASB issued ASU 2014-09 which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In applying the revenue model to contracts within its scope, an entity will:

•	Identify the contract(s) with a customer (step 1).

•	Identify the performance obligations in the contract (step 2).

•	Determine the transaction price (step 3).

•	Allocate the transaction price to the performance obligations in the contract (step 4).

•	Recognize revenue when (or as) the entity satisfies a performance obligation (step 5).

The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities (e.g., sales of (1) property, plant, and equipment; (2) real estate; or (3) intangible assets). Existing accounting guidance applicable to these transfers (e.g., ASC 360-20) has been amended or superseded.

Compared with current U.S. GAAP, the ASU also requires significantly expanded disclosures about revenue recognition.

The ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016, for public entities. Early application is not permitted (however, early adoption is optional for entities reporting under IFRSs).

Entities have the option of using either a full retrospective or a modified approach to adopt the guidance in the ASU:

•	Full retrospective application — Retrospective application would take into account the requirements in ASC 250 (with certain practical expedients).

•	Modified retrospective application — Under the modified approach, an entity recognizes “the cumulative effect of initially applying the ASU as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application” (revenue in periods presented in the financial statements before that date is reported under guidance in effect before the change). Using this approach, an entity applies the guidance in the ASU to existing contracts (those for which the entity has remaining performance obligations) as of, and new contracts after, the date of initial application. The ASU is not applied to contracts that were completed before the effective date (i.e., an entity has no remaining performance obligations to fulfil). Entities that elect the modified approach must disclose an explanation of the impact of adopting the ASU, including the financial statement line items and respective amounts directly affected by the standard’s application.

The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on the Company’s consolidated financial statements.

On January 9, 2015, the FASB issued ASU 2015-01 to eliminate from U.S. GAAP the concept of an extraordinary item, which is an event or transaction that is both (1) unusual in nature and (2) infrequently occurring. Under the ASU, an entity will no longer (1) segregate an extraordinary item from the results of ordinary operations; (2) separately present an extraordinary item on its income statement, net of tax, after income from continuing operations; or (3) disclose income taxes and earnings-per-share data applicable to an extraordinary item. ASU 2015-01 is effective for annual periods beginning after December 15, 2015, and interim periods within those annual periods. Entities may apply the guidance prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted if the guidance is applied as of the beginning of the annual period of adoption. The adoption of this guidance has not had a material impact on the Company’s financial statements.

On April 7, 2015, the FASB issued ASU 2015-03 as part of its simplification initiative. The ASU changes the presentation of debt issuance costs in financial statements. Under the ASU, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. For public business entities, the guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is allowed for all entities for financial statements that have not been previously issued. Entities should apply the new guidance retrospectively to all prior periods (i.e., the balance sheet for each period should be adjusted). The adoption of this guidance has not had a material impact on the Company’s financial statements.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

On July 22, 2015, the FASB issued ASU 2015-11, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The ASU does not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. For public business entities, the ASU is effective prospectively for annual periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted. The Company has adopted this guidance and it has not had a material impact on the Company’s financial statements.

On August 12, 2015 the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 by one year. For public entities, the standard will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption will be permitted as of the original effective date in ASU 2014-09 (i.e., annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods).

On November 20, 2015, the FASB issued ASU 2015-17 as part of its simplification initiative (i.e., FASB’s effort to reduce the cost and complexity of certain aspects of U.S. GAAP). The ASU requires entities to present deferred tax assets (DTAs) and deferred tax liabilities (DTLs) as non-current in a classified balance sheet. It thus simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current or non-current in a classified balance sheet. Netting of DTAs and DTLs by tax jurisdiction is still required under the new guidance. For public business entities, the ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

(3)	Commitments and Contingent Liabilities

For details on our contingent liabilities, see Notes to Consolidated Financial Statements – Note 2, Summary of Significant Accounting Policies.

Operating Leases

The lease for 1 Corporate Avenue, Rowville Victoria expires on March 31, 2019, with two options to renew the lease each for successive five-year periods. The Company’s primary bank has issued a bank guarantee of A$250,000 in relation to a rental bond to secure the payments under the lease. This bank guarantee is secured by a security deposit held at the bank and has been recorded as “Other non-current assets” in consolidated balance sheets.

In accordance with the terms of the lease, the lessee has to restore part of the building upon vacating the premises.

The Company has also entered into a lease with respect to certain office equipment. The lease is for a period of 60 months which commenced in November 2012.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2015 are:

A$

Less than 1 year	568,229
1 – 3 years	1,190,538
3 – 5 years	152,047
More than 5 years	0

Total minimum lease payments	1,910,814

Rent expense was A$647,104, A$551,119 and A$597,512 for the fiscal years ended December 31, 2015, 2014 and 2013, respectively.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Guarantees

There are cross guarantees given by Universal Biosensors, Inc. and Universal Biosensors Pty Ltd as described in note 15. No deficiencies of assets exist in any of these companies. No liability was recognized by the parent entity or the consolidated entity in relation to this guarantee, as the fair value of the guarantees is immaterial.

(4)	Income Taxes

The Company is subject to income tax in Australia and is required to pay taxes on its Australian profits. As provided under the Australian income tax laws, the Company and its wholly owned resident subsidiary have formed a tax-consolidated group. Universal Biosensors, Inc. is required to lodge U.S. federal income tax returns. It currently is in a tax loss situation.

A reconciliation of the (benefit)/provision for income taxes with the amount computed by applying the Australian statutory company tax rate of 30% to the profit/(loss) before income taxes is as follows:

	Years ended December 31,
	2015		2014		2013
	A$	%	A$	%	A$	%
Profit/(loss) before income taxes	(6,576,416)		(9,316,127)		(11,633,807)
Computed by applying income tax rate of home jurisdiction	(1,972,925)	30	(2,794,838)	30	(3,490,142)	30
Research & development incentive	3,560,728	(54)	2,502,701	(27)	3,613,149	(31)
Disallowed expenses/(income):
Share based payment	(19,480)	0	(188,360)	2	177,280	(2)
Other	120,837	2	3,136	0	6,697	0
Change in valuation allowance	(1,689,161)	26	477,361	(5)	(306,984)	3

Income tax expense/(benefit)	0	0	0	0	0	0

The components of our loss before income taxes as either domestic or foreign is as follows:

	As of December 31,
	2015	2014	2013
	A$	A$	A$

Foreign	0	0	3
Domestic (Australia)	(6,576,416)	(9,316,127)	(11,633,810)

	(6,576,416)	(9,316,127)	(11,633,807)

Significant component of the Company’s deferred tax assets are shown below:

	As of December 31,
	2015	2014
	A$	A$
Deferred tax assets:
Operating loss carry forwards	9,527,727	12,514,104
Unamortized capital raising cost	38,395	(1,366,548)
Depreciation and amortization	1,270,986	1,652,825
Asset retirement obligations	780,000	345,519
Employee entitlements	442,712	401,074
Other	3,083,055	3,489,477

Total deferred tax assets	15,142,874	17,036,451
Valuation allowance for deferred tax assets	(15,142,874)	(17,036,451)

Net deferred tax asset	0	0

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Significant components of deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. A valuation allowance has been established, as realization of such assets is not more likely than not.

At December 31, 2015 the Company has A$31,759,093 (A$41,713,681 at December 31, 2014) of accumulated tax losses available for carry forward against future earnings, which under Australian tax laws do not expire but may not be available under certain circumstances. The Company also has A$5,800,672 of non-refundable R&D tax offset as at December 31, 2015 and 2014. The R&D Tax offset is a non-refundable tax offset, which assists to reduce a company’s tax liability. Once the liability has been reduced to zero, any excess offset may be carried forward into future income years. UBI has US tax losses available for carry forward against future earnings of US$1,011,321 as of December 31, 2015 and 2014.

(5)	Employee Incentive Schemes

(a)	Stock Option Plan

In 2004, the Company adopted an employee option plan (“Plan”). Options may be granted pursuant to the Plan to any person considered by the board to be employed by the Group on a permanent basis (whether full time, part time or on a long term casual basis). Each option gives the holder the right to subscribe for one share of common stock. The total number of options that may be issued under the Plan is such maximum amount permitted by law and the Listing Rules of the Australian Securities Exchange (“ASX”). The exercise price and any exercise conditions are determined by the board at the time of grant of the options. Any exercise conditions must be satisfied before the options vest and become capable of exercise. The options lapse on such date determined by the board at the time of grant or earlier in accordance with the Plan. Options granted to date have had a term up to 10 years and generally vest in equal tranches over three years.

An option holder is not permitted to participate in a bonus issue or new issue of securities in respect of an option held prior to the issue of shares to the option holder pursuant to the exercise of an option. If the Company changes the number of issued shares through or as a result of any consolidation, subdivision, or similar reconstruction of the issued capital of the Company, the total number of options and the exercise price of the options (as applicable) will likewise be adjusted. Options granted in 2013, 2014 and 2015 were 654,000, 152,000, and 1,015,000 respectively.

In accordance with ASC 718, the fair value of the option grants was estimated on the date of each grant using the Trinomial Lattice model. The assumptions for these grants were:

	Dec-15	Jan-15	Jan-15	Aug-14	Dec-13	Dec-13	Aug-13	Mar-13
Exercise Price (A$)	0.45	0.00	0.23	0.17	0.00	0.49	0.71	0.79
Share Price at Grant Date (A$)	0.45	0.23	0.23	0.17	0.49	0.49	0.71	0.79
Volatility	70%	72%	72%	71%	63%	63%	64%	65%
Expected Life (years)	7	7	7	7	7	7	7	7
Risk Free Interest Rate	2.56%	2.27%	2.27%	3.13%	3.82%	3.82%	3.54%	3.37%
Fair Value of Option (A$)	0.26	0.23	0.14	0.10	0.49	0.28	0.41	0.45

Each of the inputs to the Trinomial Lattice model is discussed below.

Share Price and Exercise Price at Valuation Date

With the exception of ZEPOs, the value of all other options granted has been determined using the closing price of our common stock trading in the form of CDIs on ASX at the time of grant of the options. ZEPOs exercise price are nil. The ASX is the only exchange upon which our securities are quoted.

Volatility

We applied volatility having regard to the historical price change of our shares in the form of CDIs available from the ASX.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Time to Expiry

All options granted under our share option plan have a maximum 10 year term and are non-transferable.

Risk free rate

The risk free rate which we applied is equivalent to the yield on an Australian government bond with a time to expiry approximately equal to the expected time to expiry on the options being valued.

Stock option activity during the current period is as follows:

	Number of shares	Weighted average issue price A$
Balance at December 31, 2014	9,333,436	1.06
Granted	1,015,000	0.27
Exercised	(72,496)	0.35
Lapsed	(566,279)	0.93

Balance at December 31, 2015	9,709,661	0.99

At December 31, 2015, the number of options exercisable was 8,662,448 (2014: 8,611,392 and 2013: 8,904,217). At December 31, 2015, total stock compensation expense recognized in income statement was (A$64,932) (2014: (A$627,868) and 2013: A$590,934).

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

The following table represents information relating to stock options outstanding under the plans as of December 31, 2015:

	Options Outstanding		Options
Exercise Price A$	Shares	Weighted average remaining life in years	Exercisable Shares

$0.35	115,992	1	115,992
$1.18	529,000	1	529,000
$1.20	525,000	2	525,000
$0.89	645,000	2	645,000
$0.70	146,000	3	146,000
$0.50	8,000	3	8,000
$0.00	50,001	3	50,001
$0.00	388,334	3	388,334
$0.94	708,667	3	708,667
$1.72	1,105,000	4	1,105,000
$1.60	50,000	1	50,000
$1.58	216,000	2	216,000
$0.00	91,667	2	91,667
$1.37	233,000	2	233,000
$1.38	2,300,000	2	2,300,000
$1.00	66,000	3	66,000
$0.89	222,500	3	222,500
$0.00	100,000	3	100,000
$0.75	50,000	3	50,000
$0.73	86,000	4	86,000
$1.09	270,000	4	270,000
$0.00	137,500	4	137,500
$0.79	24,000	4	24,000
$0.71	30,000	5	20,000
$0.49	290,000	5	193,308
$0.00	220,000	5	146,664
$0.17	92,000	6	30,666
$0.23	392,500	6	130,817
$0.00	220,000	6	73,332
$0.45	397,500	7	0

	9,709,661		8,662,448

The table below sets forth the number of employee stock options exercised and the number of shares issued in the period from December 31, 2013. We issued these shares in reliance upon exemptions from registration under Regulation S under the Securities Act of 1933, as amended.

Period Ending	Number of Options Exercised and Corresponding Number of Shares Issued	Weighted Average Exercise Price		Proceeds Received (A$)
2013	1,497,025	US$	0.22	360,598
2014	8,333	A$	0.00	0
2015	72,496	US$	0.26	26,127

As of December 31, 2015, there was A$167,973 of unrecognized compensation expense related to unvested share-based compensation arrangements under the Employee Option Plan. This expense is expected to be recognized as follows:

Fiscal Year	A$
2016	115,622
2017	41,052
2018	11,299

167,973

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

The aggregate intrinsic value for all options outstanding as at December 31, 2015 was zero.

(b) Restricted Share Plan

Our Employee Share Plan was adopted by the Board of Directors in 2009. The Employee Share Plan permits our Board to grant shares of our common stock to our employees and directors (although our Board has determined not to issue equity to non-executive directors). The number of shares able to be granted is limited to the amount permitted to be granted at law, the ASX Listing Rules and by the limits on our authorized share capital in our certificate of incorporation. All our employees are eligible for shares under the Employee Share Plan. The Company currently proposes to continue to issue A$1,000 worth of restricted shares of common stock to employees of the Company on a recurring basis, but no more frequently than annually. The restricted shares have the same terms of issue as our existing shares of common stock but are not able to be traded until the earlier of three years from the date on which the shares are issued or the date the relevant employee ceases to be an employee of the Company or any of its associated group of companies.

The table below sets forth the restricted shares issued by the Company since 2013:

	Number of Restricted Shares Issued	Market Value of Restricted Shares Issued (A$)
May, 2013	917	1,000
December, 2013	142,800	69,972
June, 2014	2,040	1,000
January, 2015	282,555	64,988
July, 2015	4,347	1,000
December, 2015	142,208	63,994

Restricted stock awards activity during the current period is as follows:

	Number of shares	Weighted average issue price A$
Balance at December 31, 2014	234,487	0.72
Granted	429,110	0.30
Release of restricted shares	(120,781)	0.94

Balance at December 31, 2015	542,816	0.35

(6)	Related Party Transactions

Details of related party transactions material to the operations of the Group other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business, are set out below:

In September 2011, we entered into a non-exclusive license agreement with SpeeDx Pty Ltd (“SpeeDx”) pursuant to which SpeeDx granted us a license to use its proprietary MNAzyme technology in the field of molecular diagnostics. Under the agreement we make milestone payments totaling A$500,000 to SpeeDx if certain specified targets are achieved, and royalty payments ranging from 5% to 15% of that portion of our sales and licensing revenues arising from SpeeDx technology or products incorporating SpeeDx technology.

The license agreement and the obligation to pay royalties continues until SpeeDx’s patent rights have expired, lapsed, are found to be invalid or are rejected. The agreement will terminate by mutual agreement or by one party for breach or insolvency of the other. SpeeDx may also terminate the license agreement if the research and development on a first licensed product is not completed by UBS within 7 years (subject to certain exceptions), and UBS may terminate if it determines that it does not wish to proceed with further commercialization of SpeeDx’s technology.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

In August 2013, we entered into a consulting agreement with SpeeDx pursuant to which we provided certain services relating to the establishment and maintenance of a quality management system at SpeeDx. Consulting fees received under this agreement in 2014 were A$77,758. In addition, a success fee of A$50,000 was paid by SpeeDx in 2014 as the criteria for successful completion of the engagement was met.

Mr. Denver is a director of the Company and SpeeDx. Talu Ventures Pty Ltd, of which Mr. Jane is a director, is a fund manager of a fund which holds approximately 33% of the issued shares in SpeeDx. Mr. Jane resigned as a director of the Company in March 2015. Until September 27, 2013, PFM Cornerstone Limited held approximately 6% of our shares (this holding has since decreased to less than 1% of our shares), and PFM Cornerstone Limited also holds approximately 33% of the issued shares in SpeeDx. Messrs Denver and Hanley are directors of the Company and PFM Cornerstone Limited.

(7)	Financial Instruments

Financial Assets

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$
Financial assets:
Cash and cash equivalents	14,350,307	16,329,829	23,742,422
Accounts receivables	3,153,584	3,799,705	2,167,867

Total financial assets	17,503,891	20,129,534	25,910,289

Debt:
Short term borrowings	324,459	498,890	0
Long term secured loan	19,868,560	17,499,194	15,857,966

Total debt	20,193,019	17,998,084	15,857,966

Net financial assets	(2,689,128)	2,131,450	10,052,323

The carrying value of the cash and cash equivalents and the accounts receivable approximates fair value because of their short-term nature.

We regularly review all our financial assets for impairment. There were no impairments recognized in 2015, 2014 and 2013.

Derivative Instruments and Hedging Activities

We had no outstanding contracts as at December 31, 2015, 2014 and 2013, respectively. During the years ended December 31, 2015, 2014 and 2013, we recognized gains of nil. No amount of ineffectiveness was recorded in earnings for these designated cash flow hedges for the years ended December 31, 2015, 2014 and 2013. For further details, see Notes to Consolidated Financial Statements – Note 2, Summary of Significant Accounting Policies.

(8)	Property, Plant and Equipment

	As of December, 31
	2015	2014
	A$	A$
Plant and equipment	24,676,687	23,500,587
Leasehold improvements	8,943,645	8,860,746
Capital work in process	1,943,032	1,943,032

	35,563,364	34,304,365
Accumulated depreciation	(22,655,162)	(19,967,699)

Property, plant & equipment, net	12,908,202	14,336,666

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

Capital work in process relates to assets under construction and comprises primarily specialized manufacturing equipment. Legal right to the assets under construction rests with the Company. The amounts capitalized for capital work in process represent the percentage of expenditure that has been completed, and once the assets are placed into service, the Company begins depreciating the respective assets. The accumulated amortisation of capitalised leasehold improvements for the fiscal years ended December 31, 2015, 2014 and 2013 was A$7,517,590, A$7,096,926, and A$6,633,104, respectively.

Depreciation expense was A$2,697,151, A$2,512,946, and A$2,497,345, for the fiscal years ended December 31, 2015, 2014 and 2013, respectively.

(9)	Accrued Expenses

Accrued expenses consist of the following:

	As of December, 31
	2015	2014
	A$	A$
Legal, tax and accounting fees	559,017	269,609
Salary and related costs	670,154	402,839
Research and development materials	654,701	689,219
Other	21,852	279,315

	1,905,724	1,640,982

(10)	Stockholders’ Equity - Common Stock

Holders of common stock are generally entitled to one vote per share held on all matters submitted to a vote of the holders of common stock. At any meeting of the shareholders, the presence, in person or by proxy, of the majority of the outstanding stock entitled to vote shall constitute a quorum. Except where a greater percentage is required by the Company’s amended and restated certificate of incorporation or by-laws, the affirmative vote of the holders of a majority of the shares of common stock then represented at the meeting and entitled to vote at the meeting shall be sufficient to pass a resolution. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and the common stock does not have pre-emptive rights.

Trading in our shares of common stock on ASX is undertaken using CHESS Depositary Interests (“CDIs”). Each CDI represents beneficial ownership in one underlying share. Legal title to the shares underlying CDIs is held by CHESS Depositary Nominees Pty Ltd (“CDN”), a wholly owned subsidiary of ASX.

Holders of CDIs have the same economic benefits of holding the shares, such as dividends (if any), bonus issues or rights issues as though they were holders of the legal title. Holders of CDIs are not permitted to vote but are entitled to direct CDN how to vote. Subject to Delaware General Corporation Law, dividends may be declared by the Board and holders of common stock may be entitled to participate in such dividends from time to time.

(11)	Retirement Benefits

Universal Biosensors Pty Ltd contributes to standard defined contributions superannuation funds on behalf of all employees. This contribution amount, formerly equal to 9% of each employee’s salary, was increased by law to 9.25% and 9.50% of each such employee’s salary from July 1, 2013 and July1, 2014 respectively. The Company permits employees to choose the superannuation fund into which the contributions are paid, provided the fund is appropriately registered.

Universal Biosensors Pty Ltd contributed A$865,953, A$821,365, and A$901,589, for the fiscal years ended December 31, 2015, 2014 and 2013, respectively.

(12)	Net Loss per Share

Basic net loss per ordinary share was computed by dividing the net loss applicable to common stock by the weighted-average number of common stock outstanding during the period. Options granted to employees under the Universal Biosensors Employee Option Plan are considered to be potential ordinary shares for the purpose of calculating diluted net loss per share. However, all these were not included in the calculation of diluted net loss per share in the year when the Group made a net loss as the effect of including them is anti-dilutive.

	Years Ended December 31,
	2015	2014	2013
Weighted average shares used as denominator in calculating:
Basic & diluted net loss per share	175,881,165	175,608,634	174,428,259

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

(13)	Guarantees and Indemnifications

The certificate of incorporation and amended and restated by-laws of the Company provide that the Company will indemnify officers and directors and former officers and directors in certain circumstances, including for expenses, judgments, fines and settlement amounts incurred by them in connection with their services as an officer or director of the Company or its subsidiaries, provided that such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company.

In addition to the indemnities provided in the certificate of incorporation and amended and restated by-laws, the Company has entered into indemnification agreements with certain of its officers and each of its directors. Subject to the relevant limitations imposed by applicable law, the indemnification agreements, among other things:

•	indemnify the relevant officers and directors for certain expenses, judgments, fines and settlement amounts incurred by them in connection with their services as an officer or director of the Company or its subsidiaries; and

•	require the Company to make a good faith determination whether or not it is practicable to maintain liability insurance for officers and directors or to ensure the Company’s performance of its indemnification obligations under the agreements.

The Company maintains directors’ and officers’ liability insurance providing for the indemnification of our directors and certain of our officers against certain liabilities incurred as a director or officer, including costs and expenses associated in defending legal proceedings. In accordance with the terms of the insurance policy and commercial practice, the amount of the premium is not disclosed.

No liability has arisen under these indemnities as at December 31, 2015.

(14)	Segments

The Company operates in one segment. The principal activities of the Company are research and development, commercial manufacture of approved medical or testing devices and the provision of services including contract research work.

The Company operates predominantly in one geographical area, being Australia and continues to derive significant revenues from LifeScan.

The Company’s material long-lived assets are all based in Australia.

(15)	Deed of Cross Guarantee

Universal Biosensors, Inc. and its wholly owned subsidiary, Universal Biosensors Pty Ltd, are parties to a deed of cross guarantee under which each company guarantees the debts of the other. By entering into the deed, the wholly-owned entity has been relieved from the requirements to prepare a financial report and directors’ report under Class Order 98/1418 (as amended) issued by the Australian Securities and Investments Commission.

The above companies represent a “Closed Group” for the purposes of the Class Order, and as there are no other parties to the Deed of Cross Guarantee that are controlled by Universal Biosensors, Inc., they also represent the “Extended Closed Group”.

The consolidated financial statements presented within this report comprise that of Universal Biosensors, Inc. and its wholly owned subsidiary, Universal Biosensors Pty Ltd. These two entities also represent the “Closed Group” and the “Extended Closed Group”.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

(16)	Borrowings

Future maturities, interest and other payments under the Company’s long term secured loan pursuant to the credit agreement (described below) as of December 31, 2015 is as follows:

	December 31, 2015		December 31, 2014
	US$	A$	US$	A$

2015	0		2,349,167
2016	1,761,375		2,032,500
2017	1,756,563		1,732,500
2018	16,694,000		16,732,500
Thereafter	0		0

Total minimum payments	20,211,938		22,846,667
Less amount representing interest and other fees	(5,211,938)		(7,846,667)

Gross balance of long term debt	15,000,000		15,000,000
Less fair value of warrants recorded within loan (a)	(815,655)		(815,655)
Plus interest accretion	331,625		168,494

Total carrying value	14,515,970	19,868,560	14,352,839	17,499,194

Less current portion	0	0	0	0

Total carrying value, non-current portion	14,515,970	19,868,560	14,352,839	17,499,194

The carrying value of the borrowings approximates its fair value. The fair value is estimated by discounting future cash flows at the currently offered rates for borrowings of similar remaining maturities.

(a)	The warrants issued in December 2013 had a fair value of US$815,655 as of December 31, 2015, and are included in long term debt carrying value.

Athyrium Credit Agreement

On December 19, 2013 (“Closing Date”), UBI and its wholly owned subsidiary, UBS (together UBI and UBS, the “Transaction Parties”) entered into a credit agreement with Athyrium Opportunities Fund (A) LP (“Athyrium A”), as administrative agent (the “Administrative Agent”) and as a lender, and Athyrium Opportunities Fund (B) LP (“Athyrium B”) as a lender (Athyrium A and Athyrium B together with any other lenders party thereto from time to time, the “Lenders”) for a secured term loan of up to US$25 million, which was amended on January 30, 2015 (“Credit Agreement”). Of this amount, US$15 million had been drawn at December 31, 2013, with a further US$10 million available to be drawn down on or before July 31, 2015 if UBS satisfied certain conditions precedent relating to product revenues.

Whilst UBS met the commercial conditions required under the Credit Agreement to draw down an additional US$10 million, it decided not to take up the additional debt funding.

The term loan has a maturity date of December 19, 2018 (“Maturity Date”) and bears interest at 10.5% per annum payable in cash quarterly in arrears over the five year term, and as otherwise described in the Credit Agreement. A default interest rate of 13% per annum shall apply during the existence of a default under the Credit Agreement. Other than as summarized below, UBS is not required to make payments of principal for amounts outstanding under the term loan until maturity, December 19, 2018. The term loan under the Credit Agreement is secured by substantially all of UBI and UBS’ assets. UBI (together with any future subsidiaries) guarantees all of UBS’s obligations under the term loan.

Voluntary prepayments of the term loans are not permitted prior to the second anniversary of the Closing Date, except in the event of a change of control of a Transaction Party. After the second anniversary, UBS can make voluntary repayments in minimum principal amounts of US$2,500,000 together with interest, plus the premium described below. UBS must make mandatory prepayments in certain prescribed circumstances, including in the event of raising additional debt financing, a sale or transfer of assets other than in certain circumstances and in the event of other specified extraordinary receipts. Extraordinary receipts include cash received or paid other than in the ordinary course of business, such as tax refunds (other than GST and R&D tax rebates), LifeScan lump sum fee

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

payments and Siemens termination fees. In such events, UBS must prepay to the Lenders 100% of the net cash proceeds received up to the outstanding principal amount of the loans drawn down, together with all accrued and unpaid interest thereon and all other obligations. In the event of any prepayment on or prior to the second anniversary of the Closing Date with respect to any obligations under the Credit Agreement, UBS must also pay a prepayment premium of 20% of the principal of such prepayment due and payable on the applicable date. In the event of any prepayment after the second anniversary of the Closing Date with respect to any obligations under the Credit Agreement, UBS must pay a prepayment premium commencing at 15% of the principal of such prepayment due and payable on the applicable date and reducing pro-rata on a monthly basis until the Maturity Date.

Unless the facility is otherwise terminated earlier pursuant to the terms of the Credit Agreement, UBS (as the borrower) is required to repay the outstanding principal amount of the loans drawn down, together with all accrued and unpaid interest thereon and all other obligations on Maturity Date.

UBS paid a non-refundable fee of US$625,000 to the Lenders on the Closing Date (being 2.5% of the aggregate credit facility) and a non-refundable fee of US$200,000 to the Lenders in connection with the January 2015 amendment to the Credit Agreement. A 2% commitment fee based on any available unused borrowing commitment was paid by UBS under the Credit Agreement until July 31, 2015. The Lenders are also entitled to receive 30% of the net proceeds of milestone payments paid under the Collaboration Agreement by and among UBS, UBI and Siemens Healthcare Diagnostics, Inc., up to a maximum of US$600,000 in the aggregate of which US$300,000 was paid in February 2015 and the balance of US$300,000 was paid in August 2015 (upon receipt of two further milestone payments). UBS has also agreed to pay certain taxes arising in connection with the Credit Agreement and other Loan Documents, including withholding taxes. UBS has also agreed to pay certain reasonable out-of-pocket expenses incurred by the Lenders in connection with the loan documents including the January 2015 amendment, or as may be incurred in connection with the enforcement or protection of their rights.

The Credit Agreement also contains certain covenants, including among other things, covenants: (i) relating to the delivery of financial and other information and certificates, notices of defaults, litigation and other material events; payment of taxes and other obligations; maintenance of insurance; (ii) which limit or restrict the incurrence of liens; the making of investments; the incurrence of certain indebtedness; mergers, dispositions, liquidations, or consolidations and significant asset sales; restricted payments; transactions with affiliates other than on normal and arms-length terms; burdensome agreements; prepayment of other indebtedness; ownership of subsidiaries; and (iii) which require UBS to maintain unrestricted cash of not less than US$2,000,000 in a specified bank account at any time.

As further described below, pursuant to the Credit Agreement, UBI issued to the Lenders warrants entitling the holder to purchase up to an aggregate total of 4.5 million shares of UBI’s common stock in the form of CDIs at a price of A$1.00 per share (the “Exercise Price”), which represents a 117% premium over the closing price of UBI’s common stock on December 19, 2013. The warrants are immediately exercisable and have a term of seven years.

Other

In December 2014, UBS entered into an arrangement with Elantis Premium Funding Ltd to fund the Group’s 2015 insurance premium. The total amount financed was A$498,890 at inception which in September 2015 was fully repaid. Interest was charged at a fixed rate of 2.84% per annum. In December 2015, UBS entered into an arrangement with Elantis Premium Funding Ltd to fund the Group’s 2016 insurance premium. The total amount financed was A$360,510 at inception and the short-term borrowing will be fully repaid in September 2016. Interest was charged at a fixed rate of 2.60% per annum. The short-term borrowing is secured by the insurance premium refund.

(17)	Warrants

Pursuant to the Credit Agreement, UBI issued to the Lenders warrants entitling the holder to purchase up to an aggregate total of 4.5 million shares of UBI’s common stock in the form of CDIs at a price of A$1.00 per share (the “Exercise Price”), which represents a 117% premium over the closing price of UBI’s common stock on December 19, 2013. The warrants are immediately exercisable and have a term of seven years.

The warrants may be exercised at any time until December 19, 2020, in whole or in part in minimum multiples of 500,000 shares of common stock. The holder of the warrants can pay the Exercise Price in cash or it has the right to pay all or a portion of the Exercise Price by making a cashless exercise, therefore reducing the number of shares of common stock the holder would otherwise be issued.

Universal Biosensors, Inc.

Notes to Consolidated Financial Statements

(for the years ended December 31, 2013, 2014 and 2015)

The warrant is subject to adjustments in the event of certain issuances by UBI, such as bonus issues, pro rata (rights) issues and reorganizations (e.g. consolidation, subdivision).

The Company assessed that the warrants are not liabilities within scope of ASC 480-10-25. The warrants are legally detachable from the loan and separately exercisable and as such meet the definition of a freestanding derivative instrument pursuant to ASC 815.

However, the scope exception in accordance with ASC 815-10-15-74 applies to warrants and it meets the requirements of ASC 815 that would be classified in stockholders’ equity. Therefore, the warrants were initially accounted for within stockholders’ equity, and subsequent changes in fair value will not be recorded. The fair value of the warrant was estimated using the Trinomial Lattice model.

The debt issuance costs were recorded as deferred issuance costs and are amortized as interest expense, using the effective interest method, over the term of the loan pursuant to ASC 835-30-35-2.

(18)	Restricted Cash

Restricted cash maintained by the Company in the form of term deposits is as follows:

	Years Ended December 31,
	2015	2014	2013
	A$	A$	A$

Financial covenant pursuant to the credit agreement	2,900,000	2,600,000	2,600,000
Letter of credit issued in favour of a supplier	0	0	575,000
Collateral for facilities	320,000	320,000	320,000

	3,220,000	2,920,000	3,495,000

Financial covenant pursuant to the credit agreement and collateral for facilities is recorded under the caption “Other non-current assets” in the consolidated balance sheets. Letter of credit issued in favour of a supplier is recorded under the caption “Other current assets” in the consolidated balance sheets.

Universal Biosensors, Inc.

Schedule ii – Valuation and Qualifying Accounts

(for the years ended December 31, 2013, 2014 and 2015)

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at end of Period
	A$	A$	A$	A$	A$

Year ended December 31, 2013
Deferred income tax valuation allowance	22,038,010	(306,984)	1,682,287	0	23,413,313

Year ended December 31, 2014
Deferred income tax valuation allowance	23,413,313	477,361	(6,854,223)	0	17,036,451

Year ended December 31, 2015
Deferred income tax valuation allowance	17,036,451	(1,689,161)	(204,415)	0	15,142,874